Exhibit 99.1
Quest Diagnostics Board of Directors Elects James E. Davis Chairman of the Board

SECAUCUS, N.J., DATE /PRNewswire/ -- Quest Diagnostics (NYSE: DGX), the world's leading provider of diagnostic information services, today announced that its Board of Directors elected James E. Davis, the company's Chief Executive Officer and President, to serve in the additional position of Chairman of the Board of Directors, effective April 1, 2023.

“The Board carefully considered our governance structure and determined that combining the roles of Chairman and CEO under Jim Davis’s leadership is in the best interest of shareholders to successfully continue to execute Quest Diagnostics' strategy," said Tim Ring, Quest’s Lead Independent Director.

Mr. Davis, who joined the company in 2013 and assumed the role of Chief Executive Officer, President and Director on November 1, 2022, will succeed former CEO Steve Rusckowski, who remains Chairman through March 31, 2023.

"I am honored to assume these additional responsibilities as I continue to work together with the Board, Quest’s nearly 50,000 colleagues and our many customers and partners to create a healthier world and build value," said Mr. Davis. "I want to thank Steve for his many years of stewardship as Chairman and CEO. I look forward to building on his contributions and working closely with Tim Ring in my new capacity as Chairman."

Mr. Ring added: “On behalf of the full Board, I want to thank Steve Rusckowski for his leadership over the past decade and his tremendous dedication and commitment to making Quest Diagnostics the exceptional company it is today."

Jim Davis Biography
Jim Davis is Chief Executive Officer and President of Quest Diagnostics, a role he assumed on November 1, 2022, after a gradual leadership transition plan, succeeding Quest’s long-time CEO Steve Rusckowski.

Previously, Jim served as Executive Vice President for General Diagnostics since 2017. Jim joined Quest in April 2013 as Senior Vice President, Diagnostic Services and was named Senior Vice President, Operations in February 2014.

Before joining Quest, Jim served as CEO of InSightec, Inc., a medical device company. Prior to that, he held senior management positions in a two-decade career in General Electric’s aviation and healthcare businesses, including leading GE’s MRI business for five years. Before GE, Jim led the development of strategic and operating initiatives for clients of McKinsey & Company, Inc. He holds a master’s degree in management from the Sloan School of Management at Massachusetts Institute of Technology, a master’s degree in science from MIT and a bachelor's degree in aeronautical engineering from the University of Michigan.

Steve Rusckowski Biography Steve Rusckowski joined Quest Diagnostics as Chief Executive Officer in May 2012. At that time Quest was not growing, and he led the transformation of the company into the leader in diagnostic information services with strong financial performance. Steve focused Quest on accelerating growth and driving operational excellence by improving relationships with health plans and hospital health systems and expanding faster-growing businesses in advanced diagnostics and consumer testing.

Steve also drove Quest to be more inclusive. Today the company is overseen by a board of directors that is made up of 40% women and two people of color. In 2020, Mr. Rusckowski spearheaded the launch of Quest for Health Equity, a $100 million commitment to reduce health disparities among the underserved in the U.S.

At the outset of the COVID-19 pandemic, Steve became deeply involved in the national response, partnering with elected officials and public health authorities, as well as healthcare providers, payers and retailers, to quickly expand access to COVID-19 testing.

Prior to joining Quest Diagnostics, Steve was CEO of Philips Healthcare, which became the largest unit of Royal Philips Electronics under his leadership. He joined Philips in 2001 when it acquired the Healthcare Solutions Group he was leading at Hewlett-Packard/Agilent Technologies.

Steve served as Chairman of the Board of Directors of the American Clinical Laboratory Association from 2014 to 2017. He is also an Emeritus Director of Project Hope, a global health education and humanitarian assistance organization. He earned a Master of Science degree in Management from the Sloan School of Management at Massachusetts Institute of Technology and a Bachelor of Science degree in Mechanical Engineering from Worcester Polytechnic Institute, where he serves on the Board of Trustees.

About Quest Diagnostics Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 50,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com